Exhibit 99.1

	AMERICAN SOUTHWEST MUSIC DISTRIBUTION, INC.
	(A DEVELOPMENT STAGE COMPANY)
	PRO FORMA CONSOLIDATED BALANCE SHEETS
	SEPTEMBER 30, 2005

					American Southwest
	American Southwest	GL Energy and	Pro Forma		Music Distribution, Inc.
	Music Distribution, Inc.	Exploration, Inc.	Adjustments		Pro Forma

Assets
Current assets
Cash	$4,180	$-	$5,269	A	$9,449
Officer's loan receivable	5,269	-	(5,269)	A	-
Prepaid expenses	4,368	-	-		4,368

Total current assets	13,817	-	0		13,817

Property and equipment
(net of accumulated
depreciation of $18,546)	71,442	-	-		71,442

Other assets
Music catalog (net of
accumulated amortization
of $0)	4,216,000	-	-		4,216,000
Deferred transaction costs	183,900	-	(183,900)	B	-
Deposit	-	62,500	(62,500)	D	0
Loan origination fees (net of					-
accumulated amortization					-
of $2,500)	12,500	-	-		12,500

Total other assets	4,412,400	62,500	(246,400)		4,228,500

Total assets	$4,497,659	$62,500	$(246,400)		$4,313,759

Liabilities and Stockholders' Equity
Current Liabilities
Accounts and accrued expenses
payable	$66,028	$47,065	$		$113,093
Advances from shareholders	-	218,822	(62,500)	D	156,322
Notes payable	438,600	-			438,600

Total current liabilities	504,628	265,887	(62,500)		708,015

Total liabilities	504,628	265,887	(62,500)		708,015

Stockholders' equity
			534	C
Common stock	4	37,382	(37,386)	C	534
Preferred stock	-	-			-
			36,852	C
Additional paid-in capital	4,294,733	2,687,795	(183,900)	B	6,835,480
Accumulated deficit	(301,706)	(2,928,564)			(3,230,270)

Total stockholders' equity	3,993,031	(203,387)	(183,900)		3,605,744

Total liabilities and stockholders'
equity	$4,497,659	$62,500	$(246,400)		$4,313,759

See the accompanying notes to unaudited pro forma consolidated condensed financial statements

	AMERICAN SOUTHWEST MUSIC DISTRIBUTION, INC.
	(A DEVELOPMENT STAGE COMPANY)
	PRO FORMA CONSOLIDATED BALANCE SHEETS
	NINE MONTHS ENDED SEPTEMBER 30, 2005
	AND
	INCEPTION THROUGH SEPTEMBER 30, 2005

					Inception
				American Southwest	Through
	American Southwest	GL Energy and	Pro Forma	Music Distribution, Inc.	September 30,
	Music Distribution, Inc.	Exploration, Inc.	Adjustments	Pro Forma	2005

Revenue	$-	$-	$-	$-	$-

Expenses
Mineral rights	-	-	-	-	85,830
Impairment	-	-	-	-	20,000
General and administrative expenses	78,214	28,782	-	106,996	323,507
Professional fees	83,500	45,700	-	129,200	2,740,394

Total expenses	161,714	74,482	-	236,196	3,169,731

Loss from operations	(161,714)	(74,482)	-	(236,196)	(3,169,731)
Interest expense	22,746	11,035		33,781	67,562

Net loss	$(184,460)	$(85,517)	$0	$(269,977)	$(3,237,293)

See the accompanying notes to unaudited pro forma consolidated condensed financial statements

AMERICAN SOUTHWEST MUSIC DISTRIBUTION, INC.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO THE PROFORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

A

Reflects repayment of loan to CEO David Michery

B

Reflects reclassification of deferred transaction costs incurred prior to merger to additional paid-in capital

C

In connection with the merger the common stock of American Southwest Music Distribution, Inc. ("the Company") and GL Energy, Inc. has been adjusted to reflect the recapitalization transactions.

After giving effect to a reverse stock split and the merger, the Company's total issued and outstanding common shares will be approximately 18,699,230.  The Company will perform a reverse stock split at the rate of 1 share for every 35 shares of common shares outstanding, and approval of an increase in the authorized common stock, $.001 par value from 2,857,142 to 100,000,000 shares.

Accordingly, the Company's previously total 18,699,230 of issued and outstanding commons shares will become 534,264 shares after the reverse stock split, and based upon a $.001 par value be reflected as a $534 common stock amount.  Additional amounts that are part of the above transactions have been recorded to additional paid-in capital.

D

Reflects reversal of intercompany loan between GL Energy and American Southwest Music Distribution, Inc.